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10.18 MANAGEMENT SEVERANCE AGREEMENT BY AND BETWEEN SECOND BANCORP AND RICK L.
BLOSSOM, DATED DECEMBER 6, 1999.

                         MANAGEMENT SEVERANCE AGREEMENT
                         ------------------------------


                  THIS AGREEMENT is made this _____ day of _______________, 1999, by and between SECOND BANCORP, INCORPORATED, an Ohio corporation (hereinafter referred to, along with its wholly owned subsidiary The Second National Bank of Warren, as the "Corporation"), and RICK L. BLOSSOM (the "Executive").
                                   WITNESSETH:
                  WHEREAS, Executive is a valued employee of the Corporation with significant policy-making and operational responsibilities in the conduct of its business; and
                  WHEREAS, the Corporation deems it to be in its best interest that it take such steps as are prudent and appropriate to assure the quality, stability, and continuity of management both in its normal course, day-to-day operations and upon the occurrence of extraordinary corporate events such as, without limitation, a possible change in control of the Corporation.
                  NOW, THEREFORE, to better assure the foregoing and in consideration of the mutual covenants contained herein, the parties to this Agreement do hereby agree as follows:
                  1. DEFINITIONS. For the purposes of this Agreement, the following terms shall be defined as set forth in this Section 1.
                  1.1 "Board" shall mean the Board of Directors of Second Bancorp, Incorporated, and any successor thereto.
                  1.2 "Change in Control" shall mean, and shall have been deemed to have occurred if and when:


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                  (a)      any person or group of persons acting in concert and
                           not presently in control of the Corporation shall have acquired ownership of or the right to vote or to direct the voting of shares of capital stock of the Corporation representing 51% or more of the total voting power ofthe Corporation; or

                  (b) the Corporation shall have merged into or consolidated with another corporation; or another corporation has merged into the Corporation, on a basis whereby less than a majority of the voting power of the surviving corporation is represented by shares held by former shareholders of the Corporation immediately prior to such merger or consolidation; or

                  (c) the Corporation shall have sold substantially all of its assets to another corporation or other entity or person.

The date of any Change in Control shall be the same as the official date of the merger, consolidation, or sale or, with respect to subpart 1.2(a), the date on which an acquirer shall have first exercised control or influence over the Corporation.
                  1.3 "Discharge for Cause" shall mean the termination of Executive's employment with Second Bancorp due to (i) Executive's conviction of either a felony involving moral turpitude or any crime in connection with his employment by Second Bancorp; or (ii) actions by Executive as an executive officer of Second Bancorp which are prohibited or contrary to law, or contrary to the best interests of Second Bancorp; or (iii) Executive's willful failure to take actions permitted or required by law and necessary to implement policies of the Board as reflected in the minutes and records of the Board; or (iv) Executive's continued failure to attend to his duties as an executive officer of Second Bancorp as set forth in this Agreement; or (v) any condition which either resulted from Executive's habitual drunkenness or addiction to narcotics, or resulted from any intentionally self-inflicted injury.


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                  1.4 "Bonus" shall mean the full year's annual bonus paid to
Executive the year prior to a Change in Control.
                  2. TERMINATION IN CONJUNCTION WITH A CHANGE IN CONTROL. If, in conjunction with a Change in Control, the Executive is terminated from his employment with the Corporation under circumstances which do not constitute a Discharge for Cause, THEN the Executive shall be entitled to compensation and other benefits from the Corporation of the type and in the amounts described in Sections 5 and 6 of this Agreement.
                  3. RESIGNATION WITHIN ONE Y EAR AFTER A CHANGE IN CONTROL. If, within one year after a Change in Control, the Executive resigns his position with the Corporation because (a) his overall remuneration has been reduced to a level which, in his reasonable assessment, is no longer substantially equivalent to its level just prior to the Change in Control, or (b) his job duties and responsibilities have changed in a manner which, in the Executive's reasonable assessment, is both material and unfavorable, or (c) his work place has been moved to a location more than 40 miles distant from his work place at the time of the Change in Control, THEN the Executive shall be entitled to compensation and other benefits from the Corporation of the type and in the amounts described in Sections 5 and 6 of this Agreement.
                  4. RESIGNATION, DISCHARGE FOR CAUSE, OR TERMINATION AS A RESULT OF DEATH OR DISABILITY. In the event that, during the term of this Agreement, the Executive (i) voluntarily resigns his position with the Corporation for reasons and under circumstances other than those described in
Section 3 hereof, or (ii) is Discharged for Cause, or (iii) shall, during the course of his employment with the Corporation, become deceased or shall become disabled and substantially unable to perform the duties of his employment, THEN the Executive shall have no



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right or entitlement to compensation or benefits under this Agreement. Nothing herein contained shall be construed to exclude or disqualify the Executive from participation in, or entitlements under, any other program or benefit otherwise provided to the Executive by the Corporation.
                  5. COMPENSATION AND OUT-PLACEMENT SERVICES. Upon the occurrence of an event described in Sections 2 or 3 of this Agreement, the Executive shall be entitled to receive from the Corporation, and the Corporation shall be obligated to pay/provide to the Executive, in consideration of past services performed, an amount equal to 2.99 times his "base amount" compensation as defined by Section 2800 of the Internal Revenue Code of 1985 or any subsequent amendments thereto (the "Severance Compensation"), and (b) comprehensive executive job search counseling and assistance through a professional executive out-placement firm mutually agreed upon by the Executive and the Corporation. In addition to the Executive's Severance Compensation, the Corporation shall pay to, or continue to pay on behalf of, the Executive that amount of money equal to the employer's contribution to Social Security taxes
(FICA) which the Corporation would have paid had the Executive remained an employee of the Corporation. Severance Compensation shall be paid to the Executive in thirty-six (36) consecutive equal installments (the period of time from the date of the Executive's severance from the Corporation until the later of (y) the date on which all Severance Compensation due him has been paid or (z) the third anniversary date of the Executive's severance from the Corporation, the "Severance Period" with the first such installment to be paid within thirty
(30) days after the date of Executive's severance from the Corporation. Payments of Severance Compensation to the Executive under this Agreement shall be in gross amounts net only of the Executive's normal and customary contributions (if any) to the cost of the fringe benefits to which he is entitled



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under Section 6. In the event of the Executive's death during his Severance
Period, the remainder of all Severance Compensation due the Executive under this Agreement shall be payable to his estate or other designated beneficiary as scheduled.
                  6. FRINGE BENEFITS. Until the end of the "Benefits Period" (as hereinafter defined), (a) the Executive and his family shall continue to be covered by such of the Corporation's insurance plans (including, without limitation, hospitalization, medical, accident, and life insurance plans, but specifically excluding any disability insurance plan) as covered them on the last day of his employment, and (b) the Executive shall retain such club memberships as were provided to him by the Corporation just prior to the Change in Control (the "Benefits"). The cost of the Benefits shall be shared by the Executive and the Corporation in the same proportion as they would have been shared had the Executive remained an employee of the Corporation. For the purposes of this Section 6, "Benefits Period" shall mean that period of time beginning on the day after the Executive's last day of employment with the Corporation and ending on the EARLIER of (y) the end of his Severance Period or
(z) the date on which the Executive becomes eligible for benefits in connection with his acceptance of a position with another company. Nothing contained in this section shall be deemed to effect the Executive's right to purchase extended medical or other coverages under the Consolidated Omnibus Budget Reconciliation Act ("COBRA ") or any other similar rule, regulation, or statute binding upon the Corporation. The Corporation and Executive agree that the commencement date of any period during which the Executive is entitled to purchase extended medical or other coverage under COBRA shall be the date immediately following the end of his Severance Period.



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                  7. CONSULTATION. During the Severance Period, the Executive
shall endeavor, but only to the extent legally permissible and practically possible, to make himself available to the Corporation to render such advice and assistance regarding the transition of matters under his control prior to his departure as may reasonably be requested of him.
                  8. ENFORCEMENT COSTS. If, at any time during the term of this Agreement, the Corporation or any other entity takes any action to declare all or any part of this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits provided the Executive hereunder, all ordinary and necessary expenses reasonably incurred by the Executive in connection with such action, including, without limitation, attorney's fees, shall be paid by the Corporation.
                  9. NO SET-OFF. The Corporation shall not be entitled to set-off against the amounts payable to or on behalf of the Executive under this Agreement any amounts earned by the Executive in other employment after his severance from the Corporation, or any amount which might have been earned by the Executive in other employment had he sought such other employment.
                  10. TERM OF THIS AGREEMENT. This Agreement shall terminate on the tenth (10th) anniversary date hereof, unless extended by mutual consent of the parties. In the event that the Executive is severed from the Corporation less than one (1) year before the termination date of this Agreement, this Agreement shall automatically be extended to the end of the Severance Period.
                  11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure



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to the benefit of the Corporation and its successors and assigns, and shall be binding upon and inure to the benefit of the Executive and his legal representatives, heirs, and assigns.
                  12. GOVERNING LAW; SEVERABILITY. This Agreement and the relationships of the parties in connection with the subject matter of this Agreement shall be governed by and interpreted in accordance with the laws of the State of Ohio. If any provision of this Agreement or the application thereof shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but rather shall be enforced to the full extent permitted by law.
                  IN WITNESS WHEREOF, this Agreement has been executed at Warren, Ohio, this _____ day of _______________, 1999.

Signed and acknowledged                     SECOND BANCORP, INCORPORATED
in the presence of:


_________________________________           By: ______________________________

                                            Its: _____________________________


_________________________________           __________________________________
                                            Rick L. Blossom - Executive




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